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                               CHARGE OVER SECURITIES



TO:      Chemical Bank
         Hong Kong Branch
         44th Floor, Edinburgh Tower
         15, Queen's Road Central
         Hong Kong


1.       Definitions

         "Bank" means Chemical Bank and its successors and assigns;

         "Banking Facilities" means such facilities as the Bank may make or continue to make available to the Borrower pursuant to the Loan Agreement;

         "Borrower" means South China (Jersey) Holdings Limited, a company incorporated in the Channel Islands whose registered office is at Le Gallais Chambers, 54 Bath Street, St. Helier, Channel Islands;

         "Chargor" means Vaneton International Inc., a company incorporated in the British Virgin Islands whose registered office is at P.O. Box 3340, Road Town, Tortola, British Virgin Islands;

         "Event of Default" has the meaning ascribed to the term in the Loan Agreement;

         "Exchange Rate" means the rate for converting one currency into another currency which the Bank determines to be prevailing in the relevant foreign exchange market at the relevant time, such determination to be conclusive and binding on the Chargor;

         "Loan Agreement" means the loan agreement dated 17th March 1995 and signed between the Borrower and the Bank;

         "person" includes an individual, firm, company, corporation and an unincorporated body of persons;

         "Process Agent" means Tapsec Limited, 5th Floor, TAL Building, 49, Austin Road, Kowloon, Hong Kong;

         "Secured Moneys" means (i) all moneys in any currency owing by the Borrower to the Bank at any time, pursuant to the Loan Agreement, (ii) interest on such moneys (both before and after any demand or judgment) to the date on which the Bank receives payment, at the rates payable by the Borrower or which would have been payable but for any circumstance which restricts payment, (iii) any expense of the Bank in making payment in respect of the Securities


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on behalf of the Chargor (but without the Bank being under any  obligation to do
so) as a result of failure by the Chargor to make such payment when due and (iv) all expenses of the Bank in enforcing this Charge on a full indemnity basis;

         "Securities" means (i) 2,800,000 Shares which are owned by the Chargor,
(ii) all future Shares which will be owned by the Chargor, (iii) all dividends, interest, distributions and other moneys derived therefrom and (iv) all accretions, allotments, and other benefits accruing or arising in respect thereof; and

         "Shares" means the common stocks of US$1.00 each in Phillips-Van Heusen, a US company.

2.       Charge

         2.1 In consideration of the Banking Facilities, the Chargor, as beneficial owner, charges,m by way of first fixed charge, to the Bank all the right, title and interest of the Chargor in and to the Securities as a continuing security for the obligations of the Borrower in respect of the Secured Moneys.

         2.2 A certificate of balance signed by any duly authorised officer of the Bank shall be conclusive evidence against the Chargor of the amount of the Secured Moneys owing at any time.

         2.3 The Bank shall be entitled to retain this Charge for such period as the Bank may certify to the Chargor to be appropriate in order to protect the interests of the Bank in respect of the Secured Moneys.

3.       Continuing and Additional Charge

         This Charge is a continuing security and is in addition to, shall not be affected by and may be enforced despite the existence of any other security held by the Bank. Any restriction on the right of consolidating securities shall not apply to this Charge.

4.       Undertaking

         The Chargor undertakes:

         (a) that the Securities are and shall be in the sole beneficial ownership of the Chargor, free from encumbrances and claims, except pursuant to this Charge:

         (b) to pay all calls and make all other payments in respect of the Securities when due;


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         (c)      not to or attempt to encumber,  transfer,  sell, dispose of or otherwise deal with any of the Securities except as directed by or with the consent of the Bank in writing (which consent shall not be unreasonably withheld); and

         (d) not to take any action which might prejudice the value of the Securities and/or the effectiveness of this Charge.

5.       Authorisation

         The Chargor authorises the Bank:

         (a) to appoint any other person as its nominee or agent to hold and to keep possession and control of the Securities;

         (b) without prejudice to its rights hereunder as a chargee of the Securities and upon the occurrence of an Event of Default , to register the Securities, at the discretion of the Bank, in the name of the Bank and/or its nominee;

         (c) to exercise or procure the exercise of the voting rights attaching to the Securities, so far as legally permissible, as if the Bank were the sole legal and beneficial owner and, otherwise, the Chargor shall not vote in a manner which may adversely affect the value of the Securities;

         (d) until an Event of Default occurs, to pay over to the Chargor any dividends, interest or other payments paid in respect of the Securities;

         (e) after consultation with the Chargor, to determine whether or not to take any action which may be called for in respect of the Securities as to offers, redemptions or any other matter; and

         (f) to return to the Chargor securities which may not have the same serial number or identification as those originally deposited with or received by the Bank, or any nominee or agent of the Bank.

6.       Enforcement of Charge

         If the Borrower has failed to pay any of the Secured Moneys when due or the Chargor is in default under any of the terms of this Charge or if either the Borrower or the Chargor is unable or admits to being unable to pay its debts, as they become due, or is subject to any proceedings in or analogous to insolvency, bankruptcy or liquidation or if legal process is applied for, levied or enforced against the Securities or any other assets of the Borrower or the Chargor, the Bank shall be entitled to enforce this Charge and may, without demand, notice, legal process or any other action with respect to the Borrower or the Chargor, realise, sell or otherwise dispose of all or some of the Securities, at any time and in any way it deems

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expedient,  free from any  restrictions  and  claims  and the Bank  shall not be liable for any loss arising out of such realisation, sale or disposal.

7.       Power of Attorney and Further Assurance

         7.1 The Chargor hereby irrevocably appoints the Bank to be the attorney for the Chargor and in the name and on behalf and as the act or deed of the Chargor or otherwise, without any reference to or consent from the Chargor, to execute all documents and to do all things as may be required for the full exercise of all or any of the powers hereby conferred on the Bank and its rights under this Charge as it may consider expedient in connection with the exercise of such powers and rights.

         7.2 At the request of the Bank, the Chargor shall execute such documents and perform such acts as the Bank may consider expedient in connection with the exercise of its powers and rights under this Charge.

8.       Limitation on Liability and Indemnity

         8.1 The Bank shall not be liable to the Chargor or any other person for any act, delay or failure to act, on the part of the Bank or any other person, in respect of the Securities unless due to the negligence or wilful default of the Bank, its nominees or any of their respective officers or employees.

         8.2 The Chargor shall indemnify the Bank, its nominees and their respective officers and employees against all liabilities, claims, costs and damages of any kind which may be incurred by any of them and all actions or proceedings which may be brought by or against them in connection with the Securities and the exercise of the powers and rights of the Bank under this Charge, unless due to the negligence or wilful default of the Bank, its nominees or any of their respective officers or employees.

9.       Set-off

         The Bank may, at any time and without notice, apply any credit balance to which the Chargor is entitled on any account with the Bank in or towards satisfaction of the Secured Moneys. For this purpose, the Bank is authorised to purchase, at the Exchange Rate, such other currencies as may be necessary to effect such application with the moneys standing to the credit of such account.

10.      Lien

         The Bank is authorised to exercise a lien over all property of the Chargor coming into the possession or control of the Bank, for custody or any other reason and whether or not in the ordinary course of banking business, with power for the Bank to sell such property to satisfy the Secured Moneys.

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11.      Chargor as Principal Obligor

         The liability of the Chargor under this Charge shall not be discharged or otherwise affected by reason of the Bank entering into any agreement or arrangement with the Borrower or any other person or by reason of any legal limitation, disability or incapacity or any other act, omission or circumstance which, but for this provision, would discharge the Chargor to any extent.

12.      Chargor as Trustee

         12.1 The Chargor shall not, until the whole of the Secured Moneys have been received by the Bank, exercise any rights of subrogation, indemnity, set-off or counterclaim against the Borrower or any rights to participate in any security the Bank has in respect of the Secured Moneys or, unless required by the Bank to do so, to prove in the bankruptcy or liquidation of the Borrower. The Chargor shall hold any amount recovered, as a result of the exercise of any of such rights, on trust for the Bank and shall pay the same to the Bank immediately on receipt.

         12.2 The Chargor has not taken any security from the Borrower and agrees not to do so until the Bank has received the whole of the Secured Moneys. Any security taken by the Chargor in breach of this provision and all moneys at any time received in respect thereof shall be paid to the Bank immediately on receipt.

13.      Chargor's Accounts

         The Bank may, at any time, continue any existing account and open any new account in the name of the Chargor and no subsequent transactions, receipts or payments involving such new accounts shall affect the liability of the Chargor.

14.      Payments

         14.1 No payment to the Bank under this Charge pursuant to any judgment, court order or otherwise shall discharge the obligation of the Chargor in respect of which it was made unless and until payment in full has been received in the currency in which it is payable under this Charge and, to the extent that the amount of any such payment shall, on actual conversion into such currency, at the Exchange Rate, fall short of the amount of the obligation, expressed in this currency, the Chargor shall be liable for the shortfall.

         14.2 Any moneys paid to the Bank in respect of the Secured Moneys may be applied in or towards satisfaction of the same or placed to the credit of such account as the Bank may determine with a view to preserving its rights to prove for the whole of the Secured Moneys.

         14.3 If any moneys paid to the Bank in respect of the Secured Moneys are required to be repaid by virtue of any law relating to insolvency, bankruptcy or liquidation or for any other reason, the Bank shall be entitled to enforce this Charge as if such moneys had not been paid.

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15.      No Waiver

         No act or omission by the Bank pursuant to this Charge shall affect its rights, powers and remedies hereunder or any further or other exercise of such rights, powers or remedies.

16.      Assignment

         The Chargor may not assign or transfer any rights or obligations of the Chargor hereunder. The Bank may assign any of its rights hereunder to a person in whose favour it has made an assignment of all or any of the Banking Facilities.

17.      Communications

         Any notice, demand or other communication under this Charge shall be in writing addressed to the Chargor at the last address registered with the Bank and addressed to the Bank at its Hong Kong branch or such other address as the Bank may notify to the Chargor for this purpose an may be delivered personally, by leaving it at such address, by post, facsimile transmission or telex and shall be deemed to have been delivered to the Chargor at the time of personal delivery or on leaving it at such address or on the next day following the day of posting or on the day of despatch, if sent by facsimile transmission or telex, and to the Bank on the day of actual receipt.

18.      Severability

         Each of the provisions of this Charge is severable and distinct from the others and, if one or more of such provisions is or becomes illegal, invalid or unenforceable,l the remaining provisions shall not be affected in any way.

19.      Governing Law and Jurisdiction

         19.1 This Charge is governed by and shall be construed in accordance with the laws of Hong Kong.

         19.2 The Chargor submits to the non-exclusive jurisdiction of the Hong Kong Courts but this Charge may be enforced in the Courts of any competent jurisdiction.

20.      Process Agent

         Service of any legal process on the Process Agent shall constitute service on the Chargor.

21.      Execution

         This Charge has been entered into by the Chargor under seal on 17 March, 1995.


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EXECUTED and SEAL by the                   )    Richard Lee
Chargor in the presence:                   )



                    TONG GEE FIT
                    TRAINEE SOLICITOR
                    JOHNSON STOKES &
                              MASTER


                                     [COMMON SEAL OF VANETON INTERNATIONAL INC.]

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